Exhibit 23b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference of our reports dated November 16, 2007, relating to the consolidated financial statements and financial statement schedule of ArvinMeritor, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the recognition of the funded status of the Company’s defined benefit pension and other postretirement plans), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2007, and to the reference to us under the heading "Experts" in the following Registration Statements.

Form	Registration No.	Purpose
S-8	333-141186	2007 Long-Term Incentive Plan
S-3	333-143615	Registration of convertible notes, guarantees and common stock
S-3	333-134409	Registration of convertible notes, guarantees and common stock
S-8	333-107913	ArvinMeritor, Inc. Savings Plan
S-8	333-123103	ArvinMeritor, Inc. Hourly Employees Saving Plan
S-3	333-58760	Registration of debt securities
S-8	333-49610	1997 Long-Term Incentives Plan
S-3	333-43118	Arvin Industries, Inc. 1988 Stock Benefit Plan
S-3	333-43116	Arvin Industries, Inc. 1998 Stock Benefit Plan
S-3	333-43112	Arvin Industries, Inc. Employee Stock Benefit Plan
S-8	333-42012	Employee Stock Benefit Plan, 1988 Stock Benefit Plan, and 1998 Employee Stock Benefit Plan

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Detroit, Michigan
November 16, 2007